Exhibit 99.1

IMMEDIATE RELEASE

TIB Financial Realigns to Position Autonomous Leaders in its Major Markets;
Centralized Internal Infrastructure to Provide System-Wide Support

Naples, Florida (10/17/2006) --- TIB Financial Corp. (Nadsaq: TIBB) today said its principal subsidiary TIB Bank has promoted Michael Carrigan and Alma Shuckhart to market Chief Executive Officers of the Florida Keys/South Miami Dade markets and the Southwest Florida market, respectively. In these new positions, the two will have full accountability for the growth, profitability and performance quality of their individual markets.

“TIB Bank has reached a size and level of complexity where it makes good business sense to use a new leadership structure in our two distinctly different markets -- Southwest Florida, and the core markets of the Florida Keys and South Miami Dade,” said Edward Lett, Chief Executive Officer and President of the parent holding company, TIB Financial Corp. “Each market chief executive officer will report directly to me and be responsible for all line employees and officers within the respective market, including all branches and commercial loan functions. These represent essentially all of our customer contact people and facilities throughout the two main geographic markets.”

To achieve optimal internal responsiveness and efficiency, TIB will maintain a centralized Services and Business Line Support infrastructure with a system-wide mission. Several Executive Vice Presidents reporting to Lett will be managing the components of the support infrastructure. They include: Andy Wallace - Chief Operations Officer, Ed Crann - Chief Administrative Officer, Steve Gilhooly - Chief Financial Officer, David Johnson - Treasurer, Bob Magnuson - Residential Mortgage Executive, and Mill Younkers - President and Southwest Florida Relationship Executive.

“We believe the new management structure will put in place the focus and energy to maximize each market’s unique potential,” said Mr. Lett. “Further, as TIB expands into new markets, the organizational groundwork and infrastructure components will have been well established to permit scalability in step with our growth.”

Mr. Carrigan, 55, has served as Executive Vice President of TIB Bank and President, Monroe/Miami-Dade Counties since joining the company in February, 2004. From 2000 until joining the bank, he was an Equity Partner and consultant with Bennington Partners, Inc., a bank consulting firm specializing in commercial loan review and loan portfolio management. From 1993 to 2000, he was President, Chief Executive Officer and Director with New Milford Bank & Trust Company of Connecticut, a $400 million publicly traded bank, which was acquired by Summit Bank (now Bank of America) in the first quarter of 2000. From 1987 to 1993, Mr. Carrigan was Executive Vice President and Senior Lending Officer at UST Bank/Connecticut, a subsidiary of US Trust.

Mrs. Shuckhart, 57, has served as Executive Vice President and Chief Credit Officer for the bank since 2002. Prior to that, Mrs. Shuckhart served as the bank’s Senior Lender and chaired the bank’s executive credit committee. She joined TIB in 1993 from the Evanston Bank (IL), where she served as commercial banking officer. Mrs. Shuckhart began her banking career in 1987 with Barnett Bank after receiving a BS degree from Upper Iowa University.

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About TIB Financial
Headquartered in Naples, Florida, TIB Financial Corp. is a growth-oriented financial services holding company with approximately $1.23 billion in total assets and 16 banking offices throughout the Florida Keys, Homestead, Naples, Bonita Springs and Fort Myers. The company's stock is traded on The NASDAQ Stock Market under the symbol TIBB.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on TIB's investor relations site at www.tibfinancialcorp.com. For more information, contact Edward V. Lett, Chief Executive Officer and President, at (239)263-3344, or Stephen J. Gilhooly, Executive Vice President and Chief Financial Officer, at (239)659-5876.

Except for historical information contained herein, this news release contains comments or information that constitutes "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which invoke significant risks and uncertainties. Certain factors, including those outside the company's control, may cause actual results to differ materially from those discussed in the forward-looking statements.